Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Second Quarter 2019 Financial Results

Updates 2019 Annual Revenue and Adjusted EBITDA Guidance

ATLANTA, July 30, 2019 — PRGX Global, Inc. (Nasdaq: PRGX), a global leader in Recovery Audit and Spend Analytics services, today announced its unaudited financial results for the second quarter and six months ended June 30, 2019.

Quarterly Highlights

•	Revenue from continuing operations of $42.0 million, essentially unchanged from the prior year, and growth of 1.2% on a currency adjusted basis

•	Adjusted EBITDA from continuing operations of $2.9 million and net loss from continuing operations of $4.2 million

•

Significant cost reduction and business line rationalization underway to improve Adjusted EBITDA and free cash flow from operations; Includes goal to make Adjacent Services segment breakeven by the end of 2019

•	Revised annual guidance for 2019 to revenue of between $172 million to $178 million and Adjusted EBITDA of between $25 million to $27 million

•	Preliminary expectation for 2020 to achieve at least 17% Adjusted EBITDA margin and low- to mid-single digit revenue growth

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
Selected Financial Data (dollars in thousands)	2019	2018	% Change	2019	2018	% Change
Revenue
Recovery Audit Services - Americas	$28,935	$28,912	0.1%	$56,308	$54,870	2.6%
Recovery Audit Services - Europe/Asia-Pacific	11,836	11,445	3.4%	21,595	21,472	0.6%
Adjacent Services	1,203	1,745	-31.1%	2,875	2,481	15.9%
Total	$41,974	$42,102	-0.3%	$80,778	$78,823	2.5%
Net loss from continuing operations	(4,176)	(2,880)	-45.0%	(8,417)	(5,208)	-61.6%

Non-GAAP Financial Measures
Adjusted EBITDA from continuing operations	$2,856	$4,092	-30.2%	$4,589	$7,371	-37.7%

“While we delivered growth in our Europe/Asia Pacific retail recovery audit business as well as our U.S. commercial and contract compliance businesses in the second quarter, overall financial results were lower than our expectations. Our revenue performance was adversely impacted by unanticipated reductions in audit scope and claims delays at several of our significant Americas retail recovery audit clients. In addition, contract compliance did not meet our expectations due to delays and lower than expected claims settlements; however, the service line grew year over year. In Adjacent Services, existing projects did not yield expected results and fewer than expected new projects came online,” said Ron Stewart, president and chief executive officer.

“During the quarter we took steps to improve our profitability. We initiated an aggressive cost reduction program, increased our scrutiny of client profitability and expect to renegotiate or exit unprofitable client arrangements. While we are taking swift and aggressive actions to improve our financial performance, we expect some of the revenue headwinds experienced in the second quarter to continue through the end of 2019. Given this expectation and the uncertainty in the timing of revenue realization inherent in our contingency fee-based businesses, we believe it is prudent to reduce our revenue and Adjusted EBITDA guidance for 2019,” continued Stewart.

“Looking ahead, our new business pipeline, particularly in our commercial recovery audit business, remains strong. I am very pleased with the momentum of our sales team, with over 50% more new client engagements signed in the first half of 2019 compared to the first half of 2018. We believe this momentum, along with our redoubled efforts to actively manage our costs, will drive increased revenues, profitability and free cash flow in 2020 and beyond,” concluded Stewart.

Consolidated Results from Continuing Operations for the Three Months Ended June 30, 2019

Consolidated revenue from continuing operations for the second quarter of 2019 was $42.0 million, compared to $42.1 million for the same period in 2018, a decrease of 0.3%. Second quarter 2019 revenue from the Recovery Audit Services segments was $40.8 million compared to $40.4 million in the prior year, and from the Adjacent Services segment was $1.2 million compared to $1.7 million in 2018. On a constant dollar basis adjusted for changes in foreign exchange rates, revenue increased by 1.2% in the second quarter of 2019 compared to the same period in the prior year.

Total cost of revenue from continuing operations for the second quarter of 2019 was $26.3 million, or 62.7% of revenue, compared to $27.4 million, or 65.1% of revenue, for the same period in the prior year, representing a 2.4% improvement as a percentage of revenue.

Selling, general and administrative expenses from continuing operations for the second quarter of 2019 were $15.7 million compared to $12.8 million in the prior year period.

Consolidated net loss from continuing operations for the second quarter of 2019 was $4.2 million, or $(0.18) per basic and diluted share, compared to net loss of $2.9 million, or $(0.13) per basic and diluted share, for the same period in 2018.

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) from continuing operations for the second quarter of 2019 was $2.9 million, or 6.8% of revenue, compared to Adjusted EBITDA of $4.1 million, or 9.7% of revenue, for the second quarter of 2018, a decrease of $1.2 million or 30.2%.

Schedule 3 attached to this press release provides a reconciliation of net loss to each of Earnings Before Interest and Taxes (EBIT), Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA.

Consolidated Results from Continuing Operations for the Six Months Ended June 30, 2019

Consolidated revenue from continuing operations for the six months ended June 30, 2019 was $80.8 million, compared to $78.8 million for the same period in 2018, an increase of 2.5%. For the six months ended June 30, 2019, revenue from the Recovery Audit Services segments was $77.9 million compared to $76.3 million in the prior year, and from the Adjacent Services segment was $2.9 million compared to $2.5 million in 2018. On a constant dollar basis adjusted for changes in foreign exchange rates, revenue increased by 4.6% for the six months ended June 30, 2019 compared to the same period in the prior year.

Total cost of revenue from continuing operations for the six months ended June 30, 2019 was $51.5 million, or 63.8% of revenue, compared to $52.2 million, or 66.2% of revenue, for the same period in the prior year, representing a 2.4% improvement as a percentage of revenue.

Selling, general and administrative expenses from continuing operations for the six months ended June 30, 2019 were $29.7 million compared to $24.1 million in the prior year period.

Consolidated net loss from continuing operations for the six months ended June 30, 2019 was $8.4 million, or $(0.37) per basic and diluted share, compared to net loss of $5.2 million, or $(0.23) per basic and diluted share, for the same period in 2018.

Adjusted EBITDA from continuing operations for the second quarter of 2019 was $4.6 million, or 5.7% of revenue, compared to Adjusted EBITDA of $7.4 million, or 9.4% of revenue, for the second quarter of 2018, a decrease of $2.8 million or 37.7%.

Schedule 3 attached to this press release provides a reconciliation of net loss to each of EBIT, EBITDA and Adjusted EBITDA.

Cash Flow and Liquidity

Net cash used by operating activities for the second quarter of 2019 was $0.1 million, compared to $3.5 million in the second quarter of the prior year, and net cash used was $2.4 million for the six months ended June 30, 2019 compared to $6.4 million in the same period in the prior year.

At June 30, 2019, the Company had unrestricted cash and cash equivalents of $11.5 million, and borrowings of $33.0 million against its $60.0 million revolving credit facility.

Annual Guidance for 2019 and 2020

The Company is updating its annual guidance for 2019 and providing preliminary annual guidance for 2020. For 2019, revenue is expected be in the range of $172 million to $178 million and Adjusted EBITDA is expected to be in the range of $25 million to $27 million. The guidance for 2019 reflects an updated view of the performance of the business segments, as well as cost reduction initiatives executed during the second quarter and planned for the balance of the year. The guidance for 2019 includes an expectation for the Adjacent Services segment to achieve positive quarterly Adjusted EBITDA no later than the fourth quarter of 2019. For 2020, the Company is establishing preliminary annual guidance for a revenue growth rate of low- to mid-single digits and Adjusted EBITDA margins of at least 17%.

Stock Repurchase Program

Since the February 2014 announcement of the Company’s stock repurchase program, as of June 30, 2019, the Company has repurchased 9.3 million shares. The Company repurchased approximately 0.2 million shares of its outstanding common stock for an aggregate price of $2.2 million in the six months ended June 30, 2019.

Second Quarter Earnings Call

As previously announced, management will hold a conference call later today at 5:00 PM (Eastern time) to discuss the Company’s second quarter 2019 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 3629918.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through December 31, 2019. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/en-us/downloads.

About PRGX

PRGX Global, Inc. is a global leader in Recovery Audit and Spend Analytics services. With over 1,500 employees, the Company serves clients in more than 30 countries and provides its services to 80% of the top 15 global retailers and over 25% of the top 50 companies in the Fortune 500. PRGX delivers more than $1 billion in cash flow improvement for its clients each year. The creator of the recovery audit industry more than 40 years ago, PRGX continues to innovate through technology and expanded service offerings. In addition to Recovery Audit, the Company provides Contract Compliance, Spend Analytics and Supplier Information Management services to improve clients’ financial performance and manage risk. For additional information on PRGX, please visit www.prgx.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s overall condition and growth prospects, the effectiveness of the Company’s efforts to improve profitability, revenue and free cash flow, the strength of the Company’s new business pipeline, the Company’s updated expectations regarding its 2019 financial performance and the Company’s preliminary expectations regarding its 2020 financial performance. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, the Company’s ability to execute on its profitability improvement efforts, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue, net	$41,974	$42,102	$80,778	$78,823
Operating expenses:
Cost of revenue	26,312	27,389	51,547	52,186
Selling, general and administrative expenses	15,748	12,809	29,665	24,073
Depreciation of property, equipment and software assets	2,381	2,360	4,584	3,583
Amortization of intangible assets	872	864	1,734	1,652

Total operating expenses	45,313	43,422	87,530	81,494

Operating loss from continuing operations	(3,339)	(1,320)	(6,752)	(2,671)
Foreign currency transaction (gains) losses on short-term intercompany balances	(77)	880	129	660
Interest expense, net	592	486	1,065	884
Other loss (income)	11	5	(8)	17

Loss from continuing operations before income tax	(3,865)	(2,691)	(7,938)	(4,232)
Income tax expense	311	189	479	976

Net loss from continuing operations	$(4,176)	$(2,880)	$(8,417)	$(5,208)

Discontinued operations:
Loss from discontinued operations	(103)	(26)	(258)	(359)
Income tax expense	—	—	—	—

Net loss from discontinued operations	(103)	(26)	(258)	(359)

Net loss	$(4,279)	$(2,906)	$(8,675)	$(5,567)

Basic loss per common share:
Basic loss from continuing operations	$(0.18)	$(0.13)	$(0.37)	$(0.23)
Basic loss from discontinued operations	—	—	(0.01)	(0.01)

Total basic loss per common share	$(0.18)	$(0.13)	$(0.38)	$(0.24)

Diluted loss per common share:
Diluted loss from continuing operations	$(0.18)	$(0.13)	$(0.37)	$(0.23)
Diluted loss from discontinued operations	—	—	(0.01)	(0.01)

Total diluted loss per common share	$(0.18)	$(0.13)	$(0.38)	$(0.24)

Weighted average common shares outstanding:
Basic	22,763	23,283	22,687	22,930

Diluted	22,763	23,283	22,687	22,930

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$11,504	$13,973
Restricted cash	146	46
Receivables:
Contract receivables, net	41,773	46,865
Employee advances and miscellaneous receivables, net	98	567

Total receivables	41,871	47,432
Prepaid expenses and other current assets	4,517	3,144

Total current assets	58,038	64,595
Property, equipment and software, net	23,670	22,028
Operating lease right-of-use assets	11,152	—
Goodwill	17,528	17,531
Intangible assets, net	13,207	14,945
Deferred income taxes	3,575	3,561
Other assets	1,665	2,169

Total assets	$128,835	$124,829

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,064	$7,515
Accrued payroll and related expenses	9,906	15,073
Current portion of operating lease liabilities	4,161	—
Refund liabilities	6,196	6,497
Deferred revenue	2,141	2,428
Current portion of long-term debt	42	48
Current portion of business acquisition obligations	4,000	4,162

Total current liabilities	29,510	35,723
Long-term debt	32,628	21,553
Long-term operating lease liabilities	7,647	—
Refund liabilities	65	100
Deferred income taxes	666	666
Other long-term liabilities	9	458

Total liabilities	70,525	58,500

Shareholders’ equity:
Common stock	236	232
Additional paid-in capital	582,982	582,574
Accumulated deficit	(524,131)	(515,456)
Accumulated other comprehensive income	(777)	(1,021)

Total shareholders’ equity	58,310	66,329

Total liabilities and shareholders’ equity	$128,835	$124,829

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Loss to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Reconciliation of net loss to EBIT, EBITDA and Adjusted EBITDA:
Net loss	$(4,279)	$(2,906)	$(8,675)	$(5,567)
Income tax expense	311	189	479	976
Interest expense, net	592	486	1,065	884

EBIT	(3,376)	(2,231)	(7,131)	(3,707)
Depreciation of property, equipment and software assets	2,381	2,360	4,584	3,584
Amortization of intangible assets	872	864	1,734	1,652

EBITDA	(123)	993	(813)	1,529
Foreign currency transaction (gains) losses on short-term intercompany balances	(77)	880	129	660
Transformation, severance, and other expenses	1,280	1,315	1,977	1,989
Other loss (income)	11	5	(8)	17
Stock-based compensation	1,662	873	3,046	2,818

Adjusted EBITDA	$2,753	$4,066	$4,331	$7,013

Adjusted EBITDA from continuing operations	$2,856	$4,092	$4,589	$7,371

Adjusted EBITDA from discontinued operations	$(103)	$(26)	$(258)	$(358)

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Cash flows from operating activities:
Net loss	$(4,279)	$(2,906)	$(8,675)	$(5,567)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation and amortization	3,253	3,224	6,318	5,235
Amortization of deferred loan costs	61	24	117	32
Deferred income taxes	—	—	—	169
Stock-based compensation expense	1,662	873	3,046	2,818
Foreign currency transaction (gains) losses on short-term intercompany balances	(77)	880	129	660
Long-term incentive compensation payout	—	—	—	(5,380)
Decrease (increase) in receivables	390	(6,018)	5,742	(118)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	86	96	(7,900)	(5,609)
Other, primarily changes in assets and liabilities	(1,185)	363	(1,221)	1,388

Net cash used in operating activities	(89)	(3,464)	(2,444)	(6,372)

Cash flows from investing activities:
Purchases of property and equipment, net of disposals	(3,199)	(2,807)	(7,640)	(5,327)
Business acquisition, net of cash acquired	—	—	—	19

Net cash used in investing activities	(3,199)	(2,807)	(7,640)	(5,308)

Cash flows from financing activities:
Net borrowings under line of credit	3,000	4,000	11,400	4,000
Payment of earnout liability related to business acquisitions	—	(4,000)	(479)	(4,000)
Payment of deferred loan costs	(47)	(28)	(394)	(28)
Repurchases of common stock	—	—	(2,228)	—
Other, net	(76)	813	(529)	1,985

Net cash provided by financing activities	2,877	785	7,770	1,957

Effect of exchange rates on cash and cash equivalents	(225)	316	(55)	739

Net change in cash, cash equivalents and restricted cash	(636)	(5,170)	(2,369)	(8,984)
Cash, cash equivalents and restricted cash at beginning of period	12,286	15,060	14,019	18,874

Cash, cash equivalents and restricted cash at end of period	$11,650	$9,890	$11,650	$9,890

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Revenue, net
Recovery Audit Services - Americas	$28,935	$28,912	$23	$56,308	$54,870	$1,438
Recovery Audit Services - Europe/Asia-Pacific	11,836	11,445	391	21,595	21,472	123
Adjacent Services	1,203	1,745	(542)	2,875	2,481	394

Total	$41,974	$42,102	$(128)	$80,778	$78,823	$1,955

Cost of revenue
Recovery Audit Services - Americas	$16,076	$19,113	$(3,037)	$31,939	$35,264	$(3,325)
Recovery Audit Services - Europe/Asia-Pacific	7,189	6,834	355	13,915	13,919	(4)
Adjacent Services	3,047	1,442	1,605	5,693	3,003	2,690

Total	$26,312	$27,389	$(1,077)	$51,547	$52,186	$(639)

Selling, general and administrative expenses
Recovery Audit Services - Americas	$3,647	$2,897	$750	$7,026	$5,688	$1,338
Recovery Audit Services - Europe/Asia-Pacific	2,639	1,737	902	4,752	3,108	1,644
Adjacent Services	398	523	(125)	909	854	55
Corporate	9,064	7,652	1,412	16,978	14,423	2,555

Total	$15,748	$12,809	$2,939	$29,665	$24,073	$5,592

Depreciation of property, equipment and software assets
Recovery Audit Services - Americas	$1,919	$1,719	$200	$3,681	$2,616	$1,065
Recovery Audit Services - Europe/Asia-Pacific	182	206	(24)	344	348	(4)
Adjacent Services	280	435	(155)	559	619	(60)

Total	$2,381	$2,360	$21	$4,584	$3,583	$1,001

Amortization of intangible assets
Recovery Audit Services - Americas	$438	$436	$2	$876	$773	$103
Recovery Audit Services - Europe/Asia-Pacific	48	38	10	85	99	(14)
Adjacent Services	386	390	(4)	773	780	(7)

Total	$872	$864	$8	$1,734	$1,652	$82

Operating income (loss)
Recovery Audit Services - Americas	$6,855	$4,747	$2,108	$12,786	$10,529	$2,257
Recovery Audit Services - Europe/Asia-Pacific	1,778	2,630	(852)	2,499	3,998	(1,499)
Adjacent Services	(2,908)	(1,045)	(1,863)	(5,059)	(2,775)	(2,284)
Corporate	(9,064)	(7,652)	(1,412)	(16,978)	(14,423)	(2,555)

Total	$(3,339)	$(1,320)	$(2,019)	$(6,752)	$(2,671)	$(4,081)

Adjusted EBITDA from continuing operations
Recovery Audit Services - Americas	$9,462	$7,388	$2,074	$17,721	$14,467	$3,254
Recovery Audit Services - Europe/Asia-Pacific	2,130	3,346	(1,216)	3,173	5,460	(2,287)
Adjacent Services	(1,637)	(220)	(1,417)	(3,104)	(1,308)	(1,796)
Corporate	(7,099)	(6,422)	(677)	(13,201)	(11,248)	(1,953)

Total	$2,856	$4,092	$(1,236)	$4,589	$7,371	$(2,782)

*

The Recovery Audit Services - Americas segment represents recovery audit services provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The Adjacent Services segment represents advisory services, spend analytics and supplier information management services.